Exhibit 23.1

The reverse stock split described in Note 2 to the consolidated financial statements has not been consummated at February 3, 2020. When it has been consummated, we expect to be in a position to furnish the following consent.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 3, 2020

“CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of Revolution Medicines, Inc. of our report dated September 19, 2019, except for the effects of the reverse stock split described in Note 2, as to which the date is _______ relating to the financial statements of Revolution Medicines, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

San Jose, California

_____________”